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                                                                   EXHIBIT 99(a)

                           CHAMPION ENTERPRISES, INC.
                           SALESPERSON RETENTION PLAN


         1. Purpose. The purpose of the Champion Enterprises, Inc. Salesperson Retention Stock Option Plan (the "Plan") is to promote the best interests of Champion Enterprises, Inc. (the "Company") and its shareholders by providing additional incentive to its salespeople to remain with their current employer. This program supplements other sales incentive programs the Company and its retailers may offer from time to time, and participation in this program will not preclude participation in other programs offered by the Company or its retailers.

         2. Eligibility. "Participants" in the Plan shall be employee and non-employee salespeople at Company owned or Champion Home Center retailers, provided they have been a salesperson for their current employer for at least six months. "Champion Home Center Retailers" shall be those retailers of Champion Enterprises or its affiliates that have currently existing Champion Home Centers Agreements under which the retailer has paid all amounts owing and under which no default exists. Participants shall be selected by the Chief Executive Officer (the "CEO") of the Company (or such other person(s) as the CEO shall delegate), and without the necessity of any action on the part of the Participant.

         3. Term. The Plan shall be implemented on January 1, 2001. Each Plan year shall run from January 1 through December 31 ("Plan Year"). The Plan shall continue until terminated at the discretion of the Company.

         4. Administration. The Plan shall be administered by the Board of Directors of the Company (the "Board") according to its terms. The Board shall interpret the Plan, prescribe, amend, and rescind rules and regulations relating to the Plan, and make all other determinations necessary or advisable for its administration. The decision of the Board on any question concerning the interpretation of the Plan or any option granted under the Plan shall be final and binding upon all participants. No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any grant hereunder. The Board hereby delegates authority to the CEO of the Company, subject to any such terms and limitations as the Board shall determine, to administer the Plan on behalf of the Board. The CEO (or the CEO's designee) shall keep records, send statements of account activity to Participants and perform clerical and ministerial duties related to the Plan. All inquiries concerning the Plan should be directed to:

                  Champion Enterprises, Inc.
                  2701 Cambridge Court, Suite 300
                  Auburn Hills, MI 48326

                  Re: Salesperson Retention Stock Option Plan
                  Attention: Secretary

         5. Stock. The stock subject to options under the Plan shall be the Common Stock of the Company ("Common Stock") and shall be authorized and unissued shares of the Company. The total amount of Common Stock for which options may be granted under the Plan shall not exceed 1,000,000 shares, subject to adjustment in accordance with Section 9. Shares subject to any forfeited or cancelled option under the Plan shall be available for reissuance under the Plan.

         6. Option Grants. The CEO of the Company at any time and from time to time, in accordance with the terms of the Plan, may grant options to such Participants and for such number of shares of Common Stock as he or she shall designate. Prior to the end of the first quarter of each Plan Year, the Chief Executive Officer of the Company shall grant all options to Participants for that Plan Year. Following any given year, each Participant shall be informed of the number of options that were granted to such Participant that year. The CEO may grant each Participant up to 100 options in any Plan Year, or such greater amount as approved by the Board. In order for the options to vest and for the Participant to be issued a stock certificate, (a) the Participant must remain with his/her current employer until the third



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anniversary of the first day of the Plan Year in which options were granted; and
(b) the Participant's employer must be a Champion Home Centers Retailer at the time the options vest. Should the Participant leave his/her employ for any reason at any time prior to the expiration of the three-year vesting period, the right to receive the shares shall be forfeited automatically and no rights whatsoever accompanying stock ownership shall ever be conferred upon the Participant. Once the options vest, the Company will forward to the Participant a stock certificate for the vested shares. Each option shall entitle the Participant to one share of Common Stock upon vesting of the option.

         Prior to the end of the first quarter of each Plan Year, the Company may forward to each Participant a statement from the Company outlining such Participant's "account". The statement shall specify the number of options issued to the Participant and the date upon which the options will vest to the Participant. Unless and until the Common Stock vests, the Participant has only received options to receive stock in the future subject to certain conditions. However, should the Participant continue with his/her employment throughout the three-year vesting period and the other conditions are met, the option shall be deemed automatically exercised on December 31st of the Plan Year in which such options vest. The shares of Common Stock will be automatically issued to the Participant without the necessity of any action on the part of the Participant. The consideration for the options and for the grant of shares shall be the length of time that the Participant has remained with his/her current employer. Any share certificates shall be automatically mailed to the Participant during the quarter following the end of the Plan Year in which such options vest.

         7. Participant Information. All information with respect to the Participant shall be kept by the Company including such Participant's name, address and social security number. Because grants are automatic, the Participant and the retailer that employs the Participant must keep his/her information current with the Company. The employer and each Participant must forward any changes in employment status, to the Company whenever such information changes, or upon request. Shares will be issued in the name of the Participant and according to the other information on file with the Company, and the Company shall not be responsible for any damages relating to any inaccuracy in that information.

         8. Termination and Amendment. The Plan may be amended by the Company at any time and may be terminated by the Company in its sole discretion, but no amendment or modification of the Plan shall in any manner adversely affect any options already granted under the Plan without the consent of the Participant holding such option. Amendments to the Plan announced from time to time by the Company will become effective at such times as are determined by the Company. Each Participant shall receive a new copy of the Plan when amended. Termination of the Plan shall not affect the rights of holders of any unvested or vested shares.

         9. Stock Dividend, Reclassification, Merger, Etc. The total amount of Common Stock on which options may be granted under the Plan, and the number of shares subject to any option granted to a Participant, shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock resulting from payment of a stock dividend on Common Stock, a subdivision or combination of shares of Common Stock, or a reclassification of Common Stock.

         10. Securities Laws. Anything to the contrary herein notwithstanding, the Company's obligation to deliver Common Stock after the vesting of an option is subject to such compliance with federal and state laws, rules and regulations applying to the authorization or issuance of securities as the Company deems necessary or advisable. The Company shall not be required to deliver or issue Common Stock unless and until it receives satisfactory assurance that the issuance or transfer of such shares will not violate any of the provisions of the Securities Act of 1933, as amended from time to time or the Securities Exchange Act of 1934, as amended from time to time, or the rules and regulations of the Securities Exchange Commission promulgated thereunder or those of the stock exchange on which the Common Stock may be listed, or the provisions of any state laws governing the issuance or transfer of securities, or that there has been compliance with the provisions of such acts, rules, regulations and state laws.

         11. Rights Prior to Issuance of Shares. No Participant shall have any rights as a shareholder with respect to any shares covered by an option until the issuance of a stock certificate to the Participant for such shares. No adjustment shall be made for dividends or other rights with respect to such shares for which the record date is prior to


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the date such certificate is issued. Upon and after becoming an owner of record of Common Stock, Participants shall have the voting rights accorded to owners of Company Common Stock.

         12. Transfer; Assignment. The options shall not be sold, transferred, assigned, alienated, pledged, or otherwise encumbered or disposed of in whole or in part, either directly, by operation of law, or otherwise. If any attempt is made by a Participant to sell, transfer, assign, alienate, pledge, or otherwise encumber or dispose of his or her options (prior to vesting), then the Company (in its absolute discretion) may terminate the Participant from the Plan and the Participant shall have no further rights under the Plan, including the right, if any, to receive Common Stock. There are no rights under the Plan to designate a beneficiary or otherwise gift, devise, or bequeath the options under the Plan. In the event of the death of Participant after the shares have vested but prior to stock certificate issuance, any delivery of Common Stock otherwise due under the terms of the Plan shall be made to the executor or administrator of the estate of the Participant.

         13. Costs. The Company will issue options, and upon vesting, shares of Common Stock. The Company will pay any fees associated with the issuance of the shares of Common Stock to Participants and will pay the administrative costs of the Plan. The cost to the Company of the shares of Common Stock offered under the Plan will be absorbed by the Company. There will be no proceeds to the Company from the issuance of the shares.

         14. Notices, Communication. All notices, delivery of Common Stock and communications to a Participant under, or in connection with, the Plan shall be deemed to have been duly given, made or delivered when mailed with postage prepaid, or sent by overnight express delivery service to the Participant at the address last appearing on the records of the Company for whom the Participant is employed. All notices, instructions or other communications by a Participant to the Company under, or in connection with, the Plan shall be duly given, made or delivered only when in fact received by the Company at the address specified above.

         15. Limitation on Liability. The Company shall not be liable for any act done in good faith or for any omission to act, including, without limitation, any claims of liability (a) with respect to the prices of the Common Stock (provided, however, that nothing herein shall be deemed to constitute a waiver of any rights that a Participant might have under the Securities Act of 1933 or other applicable federal securities laws), or (b) for any fluctuation in the market value before or after issuance or sale of Common Stock.

         16. Tax Information. The following is a brief summary of some potential tax consequences to Participants. However, this information in not a complete explanation of the tax consequences of participation in the Plan. Participants are strongly encouraged to consult their own tax advisor with respect to the federal, state, local and other tax consequences of participation in the Plan.
                  (a) Withholding Taxes. The Company shall have the right to require a Participant to remit sufficient funds to satisfy applicable withholding for income and employment taxes upon the issuance option(s) and/or the issuance of Common Stock. The Company may withhold shares of Common Stock from an issuance sufficient in amount to satisfy in whole or in part the applicable withholding taxes. All Participants, whether employees or nonemployees of the Company, agree to tender the applicable amount to the Company or the Internal Revenue Service to satisfy any requirements for withholding of income and employment taxes in connection with the exercise of the option granted hereby.

                  (b) Recognition of Income. A Participant will be treated as having received taxable income equal to the fair market value of the number of shares of Common Stock actually granted. No taxable income shall accrue until the shares have vested. A Participant will be treated as having received such income on the date the shares vest.

                  (c) Sale of Common Stock. If a Participant sells shares of Common Stock received under the Plan, the Participant will recognize gain or loss equal to the difference between the selling price and the Participant's tax basis. Gain or loss on the sale of shares held for more than twelve months will be long-term capital gain or loss. If the shares of Common Stock are held for less than twelve months, the gain or loss will be treated as short-term capital gain or loss.



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         Any payment of taxes imposed upon the receipt of shares of Common Stock is the responsibility of the Participant and not of the Company.

         17. Governing Law. The terms and conditions of the Plan and its operation are governed by the laws of the State of Michigan.